Exhibit 4.3

COLLABORATION AGREEMENT ENTERED INTO BY AND BETWEEN BANCO SANTANDER (MÉXICO), S.A. DE C.V., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, (HEREINAFTER REFERRED TO AS THE “BANK”) HEREBY REPRESENTED BY MESSRS. EMILIO DE EUSEBIO SAIZ AND FERNANDO BORJA MUJICA AND BY CASA DE BOLSA SANTANDER, S.A. DE C.V., GRUPO FINANCIERO SANTANDER MÉXICO HEREBY REPRESENTED BY MESSRS. JOSE DE AGUINAGA GIRAULT AND JUAN CARLOS GARCÍA CONTRERAS (HEREINAFTER REFERRED TO AS THE  “BROKERAGE FIRM”), BOTH THE “BANK” AND THE “BROKERAGE FIRM” MAY BE JOINTLY REFERRED TO AS “THE PARTIES”, UNDER THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

I.- THE BANK represents, through its legal representatives, that:

a)                                    It is a corporation duly organized and existing under Mexican Laws, in particular under the Credit Institutions Act. It is authorized by the Mexican Finance Ministry (the “SHCP”), to be organized and operate as a multiple banking institution, and it was incorporated by means of public deed No. 11,085 dated as of November 16, 1932, granted before Mr. Heriberto José Ponce de León,  Notary Public No. 15 of Mexico City, filed before the Public Registry of Property and Commerce of Mexico City, under No. 1333, pages 46 front and back, Volume 83, Book Third of the Commercial Section.

b)                                    Its representatives have all the powers necessary to represent it in the execution of this Agreement, as evidenced by public deed number 86,284 dated as of March 4, 2011 granted before Mr. Alfonso Gonzalez Alonso, Notary Public No. 31 acting as alternate for Notary Public No. 19 of Mexico City, of which Mr. Miguel Alessio Robles is holder, the first certified copy of which is filed under Commercial Folio No. 63608 dated as of September 5, 2011, and public deed number 93,5800 dated as of May 8, 2015 granted before Mr. Miguel Alessio Robles, Notary Public No. 19 of Mexico City, the first certified copy of which is filed under Commercial Folio No. 63608 dated as of October 20, 2015 of the Public Registry of Commerce of this city. Likewise, the Bank represents that the powers of attorney granted to its representatives, have not been revoked, restricted or modified in any way as of this date.

c)                                     The Bank is registered before the Federal Taxpayers’ Registry under No. BSM970519DU8.

II.- THE BROKERAGE FIRM represents, through its legal representatives, that:

a)                                    It is a corporation duly organized and existing under Mexican Laws, in particular under the Securities Market Law. It is authorized by the SHCP, to be organized and operate as a multiple banking institution, and it was incorporated by means of public deed No. 11,085 dated as of November 16, 1932, granted before Mr. Heriberto José Ponce de León, Notary Public No. 15 of Mexico City, filed before the Public Registry of Property and Commerce of the Mexico City, under No. 1333, pages 46 front and back, Volume 83, Book Third of the Commercial Section.

b)                                    Its representatives have all the powers necessary to represent it in the execution of this Agreement, as evidenced on public deed number 11,104 dated as of October 23, 2013 granted before Mr. Ricardo Felipe Sanchez Destenave, Notary Public No. 239 of Mexico City, the first certified copy of which is filed under Commercial Folio No. 4744 dated as of December 11, 2013, and public deed number 7,446 dated as of January 27, 2010 granted before Mr. Ricardo Felipe Sanchez Destenave, Notary Public No. 239 of Mexico City, the first certified copy  of whichis filed under Commercial Folio No. 4744 dated as of February 19, 2010 of the Public Registry of Commerce of this city. Likewise, the Brokerage Firm represents that the powers of attorney granted to its representatives, t have not been revoked, restricted or modified in any way.

c)                                     The Brokerage Firm is registered before the Federal Taxpayers’ Registry under No. BSM970519DU8.

III.- THE PARTIES represent, that:

a)                                    They each acknowledge their respective capacities and while being informed and in agreement with the representations above, it is their intent to execute this Agreement, subject to the following:

CLAUSES

FIRST.- NATURE AND PURPOSE OF THE AGREEMENT.

The purpose of this Agreement is to establish the terms pursuant to which the BANK and the BROKERAGE FIRM will work together (hereinafter the “Program”), which consists of the following:

a.              The BROKERAGE FIRM will exclusively perform the transactions and services that the BANK is not allowed to perform, including acting as a broker and trading shares- of companies registered with the Mexican National Securities Registry (the “Transactions”) pursuant to article three of its corporate by-laws and in connection with article 171 of the Securities Market Law.

b.              The BROKERAGE FIRM will only keep as clients those that have been agreed to with the BANK. The PARTIES agree to a transition program to migrate  the current clients of the BROKERAGE FIRM to the BANK.

c.               In order to be able to perform the Transactions and services mentioned above, the BROKERAGE FIRM shall enter into any necessary agreements and the BANK shall keep two accounts open with the BROKERAGE FIRM, one account for the performance of transactions on behalf of third parties and another account to operate on its own behalf.

SECOND. THE “PROGRAM” SHALL BE GOVERNED BY THE FOLLOWING PRINCIPLES:

a.              The BROKERAGE FIRM shall only render to the BANK the services indicated in the previous Clause in accordance with the instructions provided by the latter whether on for its own  account or the account of third parties. Likewise, the BROKERAGE FIRM shall carry out transactions with clients that are forwarded by the Bank under the agreed terms .

b.              The referral of the BANK’S clients to the BROKERAGE FIRM shall be subject to the compensation agreed by both parties.

c.               All Transactions that are performed by either the BROKERAGE FIRM or the BANK on for their own accounts shall be documented as provided by applicable regulation, and if deemed necessary, a transfer price survey shall be requested, in order to guarantee that it operates at market prices.

d.              A report regarding the Transactions that the BROKERAGE FIRM has executed and the terms and conditions thereof shall be presented annually both to the Audit Committee and to the Board of Directors.

THIRD.- PARTIES’ OBLIGATIONS

THE PARTIES undertake to:

a.              Perform and act at all times according to their respective internal policies and standards, as well as in accordance with any regulation applicable to each of the PARTIES.

b.              THE BANK shall be responsible for the transactions carried out on instructions given to the BROKERAGE FIRM by the BANK regarding the transactions agreed to with its clients, the BROKERAGE FIRM having to act with due diligence and subject to the legal provisions applicable with respect to such transactions.

c.               THE PARTIES shall immediately report any anomaly or incidence that may arise from the “Program” and address any need required in connection thereto.

d.              THE PARTIES shall immediately inform of any change that may arise and significantly affect the compliance of the Agreement.

FOURTH.- COMPENSATION AND METHOD OF PAYMENT

THE PARTIES shall agree to compensation each other for the services to which of this Agreement relates, which shall be calculated as follows:

1.              THE BANK shall pay a commission to the BROKERAGE FIRM for the transactions performed in connection with the financial products that the latter executes and settles on behalf of the BANK or its clients, which shall be stipulated in each of the transactions or services performed.

2.              All taxes, expenses, contributions and other accessories that arise from this Agreement, shall be paid by the party that pursuant to the applicable law, shall cover them.

3.              Such commission shall be paid through electronic means or bank deposits by the BANK once the BROKERAGE FIRM has delivered the invoice to the BANK, provided however, that the taxes will be paid by the party that generates them pursuant to the fiscal provisions applicable.

FIFTH.- AUDITS AND VISITS

Likewise, THE PARTIES hereby unconditionally agree and authorize the performance of the following visits and audits:

(i)             Home visits by the external or internal auditor or from any supervisory authority, whether the latter performs the visit or through a third party appointed by such authority, in order to verify that the services entrusted to the BROKERAGE FIRM allow it to comply with the provisions of applicable law.

(ii)            The delivery to the internal or external auditor or, if applicable, to the supervising authority or to the third party appointed by the latter, the books, systems, records, handbooks and documents related tothe rendering of the Services in question. Likewise, the parties shall give the auditors access to the responsible personnel, and to its offices and facilities in general, in connection with the rendering of the service in question.

SIXTH.- LABOR RELATIONS

THE PARTIES shall preserve, at all times, ownership of the legal relations with their personnel required for the correct and adequate rendering of Services.

Upon the rendering of the services provided for in this Agreement, the PARTIES shall allocate, to the best of their judgement, the personnelthat in their judgment is best trained for such purpose, without this implying the subordination of the BANK’S personnel with respect to the personnel of the BROKERAGE FIRM or vice versa. Therefore, the BROKERAGE FIRM will not have in anyway labor relations, payment obligations of wages or benefits, nor civil, commercial, labor, fiscal liabilities or of any other nature, including those pertaining to Social Security and Infonavit, with respect to the BANK’S personnel, or vice versa.

All rights and obligations arising from this Agreement may not be fully or partially assigned nor outsourced without the prior written consent from the other party.

SEVENTH.- FISCAL OBLIGATIONS

THE PARTIES assume the obligation to pay any tax, right or contribution that is generated by the Services rendered by each party pursuant to this Agreement in accordance with the applicable fiscal provisions.

EIGHTH.- CONFIDENTIALITY

THE PARTIES agree and acknowledge that due to the negotiation, execution and signature of this Agreement they have had and will have access to different information that is not available to other persons. In this context, THE PARTIES acknowledge that such information is deemed secret and confidential, and therefore, agree to keep the CONFIDENTIAL INFORMATION in strict confidence and not to disclose and/or reveal, use, dispose, reproduce, copy, share or otherwise use such information under any circumstance and at no time unless it is specifically used for purposes  of this Agreement.

For purposes of this Agreement, the term CONFIDENTIAL INFORMATION shall mean:

Any non-public information that arises from or is related to the content, execution and purposes of the COLLABORATION AGREEMENT and is susceptible of being disclosed verbally, in writing or otherwise or through any support, currently known or that is invented in the future. In any event, CONFIDENTIAL INFORMATION SHALL include, but not be limited to, the discoveries, concepts, ideas, knowledge, techniques, designs, drawings, drafts, diagrams, models, samples, graphs, know-how, source codes, as well as any information of a technical, financial or commercial type or of an organization structure of any of the PARTIES that has been disclosed by one of the PARTIES to the other or otherwise attained by one of the PARTIES during the term of this Agreement and/or as consequence, directly or indirectly, of its execution and/or of the negotiation or contractual relationship existing between the PARTIES.

THE PARTIES agree that the rights and obligations arising from this clause, will remain in effect until the termination of this Agreement.

NINTH.- BREACH OF THE AGREEMENT

Neither of the PARTIES shall be responsible for the full or partial breach of the Agreement when such breach arises from acts of God or force majeure. Notwithstanding the foregoing, if any event has occurred that makes continuing to render services impossible, or would require such services to be performed under conditions or within timeframes  that are not in the best interest of any of the PARTIES, such PARTY may choose to terminate the Agreement in accordance with the terms set forth in this ninth clause.

TENTH.- TERM

This Agreement shall become effective on January 2, 2018 and shall have an indefinite duration.It may be terminated by any of the PARTIES with a notice of at least thirty (30) calendar days.

ELEVENTH.- NOTICES

Any communications between the BANK and the BROKERAGE FIRM under this Agreement shall be made at the following addresses, e-mails and telephones:

BANK: E-mail: emiliodeeusebio@santander.com.mx Telephone: 52-57-80-00 Address: Prol. Paseo de la Reforma 500, Col. Lomas de Santa Fe, C.P. 091219, Del. Álvaro Obregón, CDMX.

BROKERAGE FIRM: E-mail: jdeaguinaga@stander.com.mx Telephones: 52-57-80-00 Address: Prol. Paseo de la Reforma 500, Col. Lomas de Santa Fe, C.P. 091219, Del. Álvaro Obregón, CDMX.

Any amendment to the address or other information required to conduct such communications shall be notified in writing to the other party.

TWELFTH.- CONFLICT OF INTERESTS

THE PARTIES guarantee that none of their legal representatives nor officials appointed under the terms of this Agreement have any conflicts of interest in prejudice of the other party, with the understanding that a conflict of interest means any situation and/or event where the personal or corporate interests, direct or indirect, have priority, are similar to or are in clear opposition to those of the other PARTY, whether they interfere with their duties vested hereunder, or lead them to act by motivations other than the correct, transparent and actual performance of their duties and in accordance with the applicable legal framework.

THIRTEENTH.- APPLICABLE LAW AND JURISDICTION

In the event of a controversy and in connection with the construction, performance and execution of this Agreement, the PARTIES shall submit to the applicable laws and to the competent courts of Mexico City, hereby waiving any other venue that may correspond to them on account of their current or future address.

Having read this Agreement and informed the parties of its content and scope, they execute it in duplicate, leaving one copy in possession of each of them, in Mexico City on the second day of the month of January, 2018.

THE BANK	THE BROKERAGE FIRM
BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO	CASA DE BOLSA SANTANDER, S.A. DE C.V., GRUPO FINANCIERO SANTANDER MÉXICO

/s/ Emilio de Eusebio Saiz /s/ Fernando Borja Mujica	/s/ José de Aguinaga Girault /s/ Juan Carlos García Contreras

By: Emilio de Eusebio Saiz Fernando Borja Mujica	By: José de Aguinaga Girault Juan Carlos García Contreras